Liquidity Services, Inc. (LQDT)
Q3 2018 Earnings Call

Operator
Good day, and welcome to the Third Quarter 2018 Liquidity Services Earnings Conference Call. As a reminder, this conference call is being recorded. I would now like to turn the conference over to Julie Davis, Senior Director of Investor Relations. You may begin.

Julie Davis - Liquidity Services, Inc. - Senior Director of IR
Thank you. Hello, and welcome to our Third Quarter Fiscal Year 2018 Financial Results Conference Call. Joining us today are Bill Angrick, our Chairman and Chief Executive Officer; and Jorge Celaya, our Chief Financial Officer. We will be available for questions after our prepared remarks.

The following discussion or responses to your questions reflect management's views as of today, August 2, 2018, and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in today's press release and in our filings with the SEC, including our most recent annual report on Form 10-K. As you listen to today's call, we encourage you to have our press release in front of you, which includes our financial results as well as metrics and commentary on the quarter.

During this call, we will discuss certain non-GAAP financial measures. In our press release and our filings with the SEC, each of which is posted on our website, you will find additional disclosures regarding these non-GAAP measures, including reconciliations of these measures with comparable GAAP measures. We also use certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management and investors. The supplemental operating data includes gross merchandise volume and should not be considered as substitute for or superior to GAAP results.

At this time, I'd like to turn the presentation over to our CEO, Bill Angrick.

William P. Angrick - Liquidity Services, Inc. - Co-founder, Chairman of the Board of Directors & CEO
Thank you, Julie, Good morning, and welcome to our Q3 earnings call. I'll review our Q3 performance and provide an update on key strategic initiatives. Next, Jorge Celaya will provide more details on Q3 and our outlook for the Q4 quarter.

We are pleased with our Q3 performance as our core business strengthened and we continue to expand our market share. In fact, we grew overall GMV during Q3, notwithstanding the completion of our legacy DoD Surplus contract. Moving forward, we have a much more diversified, sustainable business tied to attractive growth opportunities in the retail, industrial and government markets.

We continue to transform Liquidity Services by driving high recovery through innovation that improves our customer experience, expansion of our services and expense leverage. For example, GMV, from our asset-light self-service solution, represented more than 50% of our total GMV during Q3. We successfully executed on our growth strategy in Q3 as we generated double-digit organic growth in GMV and our ongoing businesses. We generated positive operating cash flow, and we made important ongoing investments in our people and platform to drive future growth.

During Q3, we added over 375 new seller accounts and 26,000 new registered buyers, reflecting the value of our transformation and better solving the needs of our sellers and buyers across our business segments and verticals. We also achieved better-than-expected bottom line results due to a more favorable mix of higher-margin transactions, including increased self-service volume in our GovDeals and Retail Supply Chain Group segments, lower-than-expected expenses related to our LiquidityOne initiative due to lower consulting fees and lower corporate spending. The strength was partially offset by continued softness in our energy vertical during the quarter.

Next, let's take a look at highlights of our business segments. Our Retail Supply Chain Group segment grew GMV by 13% year-over-year, driven by strong performance from existing clients as programs with manufacturers and retailers expanded. Service fees related to our Returns Management platform more than doubled from the prior year period. We've expanded our new business development pipeline for our Returns Management service offerings, which help clients track, manage and sell both online returns and store-returned goods. We are encouraged by the feedback from the marketplace regarding our Returns Management solution.
Our GovDeals segment grew GMV by 13% year-over-year in Q3, driven by the addition of hundreds of new clients in the U.S. and Canada, such as the State of Arizona and Ontario. During Q3, GovDeals completed over 61,000 auctions, including vehicles, heavy equipment and a municipal school property, for over $1 million.

GMV in our Capital Assets Group segment, excluding our DoD contracts, exceeded our forecast, driven by strong consignment activity across the Americas, Europe and Asia Pacific regions. Asia, in particular, continues to be a bright sport as our global marketplace and buyer liquidity delivered outstanding results for our multinational industrial clients. Our energy vertical experienced softness during Q3 due to a slower-than-expected rebound among our oil and gas sector sellers, who continue to hold their assets.

Next, I'll provide you an update on our LiquidityOne initiative. Our LiquidityOne transformation initiative is focused on delivering an improved online marketplace platform and related tools to enhance our customer experience, operations and ability to scale to a much larger business. As planned, we successfully released an enhanced version of our GovDeals and AuctionDeals self-service marketplaces during the quarter that improved the back-office support we provide our customers, both buyers and sellers, and our internal operations teams. In addition, we made substantial enhancements to our LiquidityOne Returns Management software platform to support the needs of retailers and manufacturers.

Our industry-leading Returns Management solution has been architected to serve the needs of all types and sizes of retailers, from small and mid-size to large enterprise clients. And this platform seamlessly integrates with our marketplace. We expect to deploy our enhanced e-commerce capability to all of our existing marketplaces by the end of calendar year 2018 while preparing for the retail liquidation marketplace launch soon thereafter. This initiative will further align our business processes to optimize our platform technology.

Finally, we anticipate the launch of a new consolidated marketplace on the LiquidityOne e-commerce platform in early calendar year 2019, which will serve as a single marketplace to search, find and buy any asset from across our network of marketplaces. We believe this single unified marketplace will drive increased traffic from our buyer base through more efficient marketing strategies and provide our buyers with a more efficient method for sourcing our global supply of available assets from the most recognizable sellers across the globe.

In closing, our continued investments in our people, processes and technology platform will enhance the value we bring to clients and drive our transformation. As we begin to harvest the investments we are making over the next few years, we are excited about the tremendous potential to grow our business.

Liquidity Services is committed to driving innovation and significant value creation for our customers and shareholders as we execute our long-term growth strategy.

Now let me turn it over to Jorge for more details on Q3 results.

Jorge A. Celaya - Liquidity Services, Inc. - Executive VP & CFO
Thank you, Bill, and good morning, everyone. First, I will comment on select third quarter results.

We finished the third quarter of fiscal year 2018 above the company's guidance range of GAAP net loss, GAAP diluted EPS, adjusted EBITDA and non-GAAP EPS. Results were within the guidance range for GMV. And compared to the third quarter last year, GMV was up despite the completion of the DoD Surplus contract.

While our revenue was down $50 million as compared to the third quarter last year, it reflects the impact of completing our DoD Surplus contract. Our GAAP net loss, adjusted EBITDA and adjusted net loss all improved by approximately $5 million year-over-year, demonstrating significant progress on our transformation initiatives for all our segments. As these third quarter results reflect, we are successfully executing and growing our segments despite the completion of the DoD Surplus contract and more than offsetting the bottom line impact of completing the DoD Surplus contract.

In the third quarter, we reported GMV of $163.6 million, reflecting year-over-year increases in our GovDeals segment and our RSCG segment. GovDeals GMV was up 13.1% from the third quarter of fiscal year 2017, driven by the additional sales volume from existing and new sellers.

RSCG GMV was up 11.6% from a year ago due to an increase in product flows from existing client accounts and new business development efforts. This was partly offset by a 20.5% year-over-year decrease in our CAG segment, although this was reflecting the lower volume of goods sold under both our DoD Surplus and Scrap Contracts. Partly offsetting both the DoD contracts, GMV from our CAG commercial business was up 13% as compared to a year ago.

We reported third quarter of fiscal year 2018 revenue of $50.6 million that reflected growth in our GovDeals and RSCG segments, offset by decreases in our tax segment due to the DoD contracts as compared to the third quarter of fiscal year 2017.

In line with the year-over-year GMV change, GovDeals' revenue increased 12.8% and RSCG increased 11.7%, while revenue from our CAG segment was down 56.4% compared to the third quarter of fiscal year '17, largely affected again by the completion of our DoD Surplus contract.

Our GAAP net loss was $3.7 million, a $4.9 million improvement compared to $8.6 million loss a year ago. Adjusted net loss was $2.3 million, a $4.7 million improvement from a $7 million loss in the prior year quarter.

And finally, our adjusted third quarter EBITDA was negative $230,000, a $5 million improvement compared to losing $5.2 million in the prior year third quarter. These significant improvements were due to strong growth in our RSCG and GovDeals segment, realignment of our IronDirect business and the restructure of our CAG segment and corporate functions as well as lower technology expenses related to our LiquidityOne transformation program.

We continue to have a debt-free balance sheet. At June 30, 2018, we had cash balance of $93.4 million. Capital expenditures during the quarter were $900,000, and we expect capital expenditures for the fourth quarter of fiscal year 2018 to remain in line with the current run rate.

Looking ahead, we anticipate that the fourth quarter of fiscal year 2018 will reflect similar trends to what we saw in the third quarter of 2018, albeit sequentially affected by the seasonally low fourth quarter in our GovDeals and RSCG segments.

Additionally, we expect our overall spending for the LiquidityOne initiative to be in the $0.5 million to $1.5 million range for the quarter. And this reflects an increase in costs sequentially related to training on the new platform, final UAT and other key activities before our next go-live.

Overall, our fourth quarter fiscal year 2018 guidance and year-over-year comparisons reflect continued organic growth, excluding the DoD contracts, and the benefits from our business realignment and restructuring actions we took in late 2017 and early fiscal year 2018. Our guidance for the fourth quarter of 2018 continues to reflect year-over-year improvements in adjusted EBITDA despite the completion of the DoD Surplus contract.

Lastly, we expect our recent acquisition of Machinio to be cash flow-neutral but have a temporary U.S. GAAP diluted impact on fourth quarter 2018 U.S. GAAP results due to the adjustment of its deferred revenue to fair value at the time of acquisition to reflect U.S. GAAP purchase accounting rules. However, this adjustment will not affect our adjusted EBITDA.

Management's guidance for the next fiscal quarter is as follows: We expect GMV for Q4 of 2018 to range from $140 million to $160 million. A GAAP net loss is expected for Q4 2018 to be in the range of negative $8.5 to a negative $5.8 million with a corresponding GAAP loss per share for the fourth quarter of 2018 ranging from a negative $0.26 to a negative $0.18 per share. We estimate non-GAAP adjusted EBITDA for Q4 of 2018 to range from a negative $4 million to a negative $2 million. A non-GAAP adjusted loss per share is estimated for the fourth quarter of 2018 in the range of negative $0.20 to a negative $0.12 per share. This guidance assumes that we will have diluted weighted average shares outstanding for the quarter of approximately 32.4 million and an effective tax rate in the single digit.

We will now take your questions.

QUESTIONS AND ANSWERS
Operator
And our first question comes from the line of Colin Sebastian from Robert W. Baird.

Colin Alan Sebastian - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst
Bill, I guess, as you get closer to the point where more of the LiquidityOne transformation has taken place, you've talked about some of the cost efficiencies available after that point. So I wonder if you have any better visibility now in terms of where you see normalized EBITDA margins over the medium and long-term heading. And then I have a couple of follow-ups.

William P. Angrick - Liquidity Services, Inc. - Co-founder, Chairman of the Board of Directors & CEO
First, the LiquidityOne investments both relate to driving a streamlined and more, let's say, leverageable technology stack in the business. So there are operating efficiencies there. There are also huge capabilities that are being created to drive growth. And that growth is starting to reflect in the top line results resumption of organic growth over the last few quarters. An example would be the return to management software platform, something that steadily is becoming embraced by existing and new clients. Returns management is an industry-wide need for both the large e-commerce and omnichannel retailers and even traditional brick-and-mortar retailers to track products that are returned and have a service that can validate the product itself and the data related to that product; to handle the logistics of the flow of goods from consumers back to a return center from a store or a fulfillment center; handle the financial management of reconciling credits between suppliers and retailers; and then having somebody who can overlay the value -- the recovery value of these assets that are now returned. We handle all of that in a software platform and bundle it with services, and we're excited about that as a new capability. Current business trends, Colin, would imply that we would be restoring profitability as we move through fiscal '19. And at that point, I think we have to further comment on our business mix to give guidance about long-term profit margins. I think it's interesting to note that during Q3, the self-service GMV was a majority of our business, over 50% of our business. And as you know from covering the company, there's no inventory, there's very limited operational expense associated with self-service. The margins on GAAP revenue are extremely high, and that's sort of an around where the business is trending going forward. And so we think about the business as driving consignment fees on the GMV-transacted service fees, on things like the Returns Management platform. With the recent acquisition of Machinio, we now have over 2,200 equipment owners and dealers paying annual subscription, recurring subscriptions, which is a much more visible recurring revenue stream. So we'll be -- when we're prepared to talk about margins, we'll be focused as much on EBITDA margins as a percentage of GAAP revenue as any part of our business because we're moving the needle on self-service, on Returns Management service fees and in this new recurring subscription business that we've just launched through an acquisition.

Colin Alan Sebastian - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst
That's helpful. As a follow-up, with respect to the consolidated or unified marketplace launch next year, wondering how aggressively you plan to support that launch. I assume there's obviously a fair bit of cross-selling you can do with the other market places. And then whether you expect that to bring in incremental new buyers and sellers or is this more about creating higher levels of engagement and bidding activity among the existing buyer base?

William P. Angrick - Liquidity Services, Inc. - Co-founder, Chairman of the Board of Directors & CEO
We think there's a latent untapped potential to boost recovery by having a more efficient marketplace that allows all of the assets available from our sellers to be showcased with our existing buyers. So we think the lift from nearly further penetrating our existing buyers will justify and reward us for the investment in the new consolidated marketplace. I would say that there will be some virility to the growth of the marketplace because we have tremendous existing set of buyers. And I think they're going to find the user experience, if they'll want to talk about and share in their industry categories, there are other ways to tap into the data that we've created both through the individual legacy marketplaces on what assets are available for sale and also with our Machinio acquisition, which catalogs on the order of $20 billion plus of used equipment that's sitting unsold somewhere in the world. So this is not going to be a massive brand-building campaign, really a further penetration of existing buyers cross-pollinating the assets that we have for sale across our existing buyer base, and then streamlining and simplifying the message on how we can give buyers a single destination to personalize what type of assets are important to them, make that easy and available through desktop, tablet, mobile and even some other avenues. And simply doing that will provide great improvement in recovery, which ultimately drives earnings leverage in our business.

Colin Alan Sebastian - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst
That's helpful. And then maybe one housekeeping. Were there any other factors in the decline in auction participants other than the wind-down of the DoD contract? Obviously, the health of the core segments outside of DoD looks pretty solid at this point.

Jorge A. Celaya - Liquidity Services, Inc. - Executive VP & CFO
No. I think you accurately stated that the loss of DoD volume means fewer transactions -- fewer auctions launched during the period, which attracts fewer auction participants. So the Surplus contract wind-down, the fact that also the Scrap contract was down year-over-year principally due to volume and mix.

Operator
And our next question comes from the line of Gary Prestopino from Barrington Research.

Gary Frank Prestopino - Barrington Research Associates, Inc., Research Division - MD
A couple questions here. This for Jorge. With the Machinio, that deferred revenue hit all gets booked in Q4. Is that correct? There's no bleed-over into the next fiscal year?

Jorge A. Celaya - Liquidity Services, Inc. - Executive VP & CFO
No. The deferred revenue that is effectively adjusted down for fair value happens effectively before you acquire the company. So when you -- the company begins to record revenue as part of Liquidity Services, it will only record what is newly generating or maybe some small piece of the deferred revenue depending on how the valuation exercise is completed this quarter.

William P. Angrick - Liquidity Services, Inc. - Co-founder, Chairman of the Board of Directors & CEO
So essentially, there's a reset of deferred revenue at the time of the acquisition and that restores itself as those subscriptions renew over the subsequent 12 months.

Jorge A. Celaya - Liquidity Services, Inc. - Executive VP & CFO
Yes. So the great majority of -- Gary, of the deferred revenue for Machinio, Machinio tends to for the most part enter into 12-month service contracts. So as we cycle through 12 months, that number just gets smaller and smaller and smaller. So you'll see the growth of Machinio -- we will see the growth of Machinio in GAAP revenue going up as we go. And once we get through 12 months, that impact basically goes away.

Gary Frank Prestopino - Barrington Research Associates, Inc., Research Division - MD
Right. I guess, the way I should maybe phrase the question is, is the majority of the expense hit related to that whole issue taken in Q4? Or am I just totally misunderstanding that? What's going on here?

Jorge A. Celaya - Liquidity Services, Inc. - Executive VP & CFO
The -- it's not an expense question as much as you -- their expenses will stay the same. It's just that you're not recognizing GAAP revenue to the expense. So what happens is that in the very first quarter, which is our fourth quarter, there is going to be the largest impact of them not having that GAAP revenue being recorded. And that number gets smaller every quarter thereafter. So the biggest impact would be in this coming quarter, and then it just progressively gets smaller over the next 12 months.

Gary Frank Prestopino - Barrington Research Associates, Inc., Research Division - MD
Okay, that's fine. And then, Bill, I just want to get back to the rollouts of the remaining LiquidityOne platforms. I was under the impression -- again, this is my impression. I could have been wrong. It's that everything was going to be done by the end of this calendar year. And now I think in your narrative, you said that there's going to be 2 platforms in fiscal '19 that are going to be rolled out and one more for the rest of this year. Or could you just maybe lay that out for us?

William P. Angrick - Liquidity Services, Inc. - Co-founder, Chairman of the Board of Directors & CEO
Yes. The statement that I made and to clarify is that all of our existing marketplaces will be rolled onto the LiquidityOne platform by the end of calendar 2018 with one exception, which is the retail liquidation.com marketplace. We looked at that business and the product road map, and we've made the decision to launch that in early 2019 for a few reasons. One is we've made significant gains in our self-service business, and we've prioritized the launch of our self-service marketplaces during calendar '18. That would be our AuctionDeals and GovDeals marketplaces. That's based on market demand and growth and as it should be. The second initiative that has been prioritized is our LiquidityOne Returns Management software platform. The demand for that platform from clients ahead of the holiday season is very high. They'd like to have in place that system to track and manage returns and provide great customer experience to their -- for their buyers, which anyone who follows retail knows that that's a huge effort. So we've made those investments, and I think we'll be able to share wins along the way as we move from the summer to the end of the year. And then the retail liquidation marketplace, which is liquidation.com, will move over in early 2019. And it also has peak holiday season volumes, and we're very judicious about deploying new software in the peak volume period holiday season. So it's a natural solution to move through the peak season and then launch liquidation.com onto the new platform. The other marketplace is not as seasonally busy in the December-January time frame. Let me also add to your second question, when I talk about a new consolidated marketplace, this is a marketplace that will reside on the same LiquidityOne e-commerce platform. It just will have a different brand. And that brand will envelope all of the property we have across every legacy branded marketplace. And I think we will test with a lot of A/B testing on the recovery rate generated from buyers experiencing the new brand versus the legacy brands. And as we get that data and feedback, we're likely to simplify our brand architecture over time. So for example, if you think of a company like Wayfair, Wayfair historically had many, many individual brands and launched a new unified brand and over time, made the decision to simplify its brand architecture. There are many industry examples of that type of activity. And so that gives, hopefully, some context of what we're talking about.

Gary Frank Prestopino - Barrington Research Associates, Inc., Research Division - MD
No, that's fine. So I guess just a general question. It looks like the spending on technology has sequentially come down over the last 3 quarters. And would we anticipate that you'd still see, given that you've got a lot of these marketplaces now on, that it continues to sequentially move down in Q4 and then throughout '19?

William P. Angrick - Liquidity Services, Inc. - Co-founder, Chairman of the Board of Directors & CEO
Yes. I think it's appropriate to give credit to Roger Gravley, our Chief Information Officer, and a number of team members in his area, who have maintained a very high amount of volume and output of work in a very efficient way. And I think they have taken steps to introduce new functionality, which starts to taper off the onetime project cost associated with building things new into more of a maintenance mode, and that's one reason why the glide path of expenses have come down. We've reconfigured the product management team to include, not only software developers but business managers within a business unit. So I think the reorganization that Roger has led has been well received. And the glide path, I think, will continue on reducing overall corporate overhead in the technology area as we move into fiscal '19 and beyond simply as a result of maintaining fewer systems front-end and back-end, and those systems being well developed or efficient, and more of our businesses is running in the cloud. And so when we need the scalability, we pay for it. And when we don't, we don't have that overhead of fixed cost. So I think that's a -- it's a positive trend in the business for us, Gary.

Gary Frank Prestopino - Barrington Research Associates, Inc., Research Division - MD
Okay, good. And then lastly, talk about your Returns Management product. And I do recall that you had one prior to doing the LiquidityOne initiative. But what has changed as far as the functionality of what you're putting in place now versus what you had years ago that is making it so attractive for your retailers who want to use it?

William P. Angrick - Liquidity Services, Inc. - Co-founder, Chairman of the Board of Directors & CEO
Right. Well, I think if you just of a 2x2 matrix, we have a do-it-for-you solution, which we would call a full service offering, which is allowing retailers and manufacturers to use our distribution centers to move a product, have that product inspected and manifested and ultimately, either returned to a third party or donated or sold. And then we have a self-service offering, which is the client leveraging their own facilities and their own people to do things, but leveraging our software and data and sales channels. And I think the shift for us is the adoption of an interest in self-service solutions. And so we've configured our Returns Management platform to serve these self-service customers as an enterprise software suite and essentially Software-as-a-Service, and that's something that's getting a lot of attention and interest.

Gary Frank Prestopino - Barrington Research Associates, Inc., Research Division - MD
Do you charge a fee for the self-service?

William P. Angrick - Liquidity Services, Inc. - Co-founder, Chairman of the Board of Directors & CEO
Yes.

Gary Frank Prestopino - Barrington Research Associates, Inc., Research Division - MD
So it's all bundled in? You charge it. You're not giving it away to attract GMV?

William P. Angrick - Liquidity Services, Inc. - Co-founder, Chairman of the Board of Directors & CEO
Correct. We're not giving it away, no.

Operator
And I'm showing no further questions. I will now turn the call back to Julie Davis for closing remarks.

Julie Davis - Liquidity Services, Inc. - Senior Director of IR
Thank you all for participating in today's call. If you have additional questions, please reach out to me, and we can set up a follow-up. Thanks again, and have a good afternoon.

Operator
Ladies and gentlemen, thank you for your participation in today's conference. This concludes today's program, and you may all disconnect. Everyone, have a great day.